Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Appoints Sandeep Reddy Chief Financial Officer

Arlington, Texas — June 24, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that it has appointed Sandeep Reddy as Executive Vice President and Chief Financial Officer effective July 1, 2020. In his new role, Mr. Reddy will lead all aspects of the company’s financial strategy and operations, including budgeting and planning, treasury, accounting, tax, financial reporting and investor relations. Leonard Russ, who has filled the CFO position on an interim basis since February 2020, will transition to an operational role and continue to report to Mike Spanos, President and CEO.

“I would like to thank Lenny for his outstanding leadership, commitment and business partnership over the last four months,” said Spanos. “He played a vital role during a very challenging time, making a major impact on the Six Flags team, and will continue to build upon his more than 30 years of service to the company.”

Mr. Reddy, 49, brings 25 years of finance and strategy experience in primarily consumer-facing businesses. Most recently, he was the Chief Financial Officer of Guess Inc., a publicly traded, $2.7 billion revenue, global, multi-channel, lifestyle brand company in the fashion industry. During the most recent three years of his tenure at Guess, Mr. Reddy, along with the management team, led a turnaround of financial results with strong improvement in revenue, profitability, and shareholder value. Prior to Guess Inc., he served in finance leadership roles of increasing responsibility at Mattel Inc. Mr. Reddy has a BA (Honors) in Economics from Delhi University and an M.B.A. from Cornell University.

“Sandeep is a seasoned CFO with a strategic outlook and exceptional analytical, process improvement and change management skills,” said Spanos. “I am thrilled to welcome Sandeep to Six Flags, where he will undoubtedly make an immediate impact as we work to emerge stronger from the COVID-19 crisis and continue our ongoing transformation program.”

“I am very excited to join the Six Flags team,” said Reddy. “I have long admired the brand and the incredible consumer experiences it delivers. It will be a privilege to partner with Mike and the rest of the team as we embark on the next phase of profitable growth for the company.”

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.